Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact: Press:	Frank D. Filipo
Executive Vice President &
Operating Officer
(631) 208-2400

Investor:	Brian K. Finneran	4 West Second Street
	Executive Vice President &	Riverhead, NY 11901
	Chief Financial Officer	(631) 208-2400 (Voice) - (631) 727-3214 (FAX)
	(631) 208-2400	invest@suffolkbancorp.com

SUFFOLK BANCORP REPORTS RESULTS FOR THE SECOND QUARTER OF 2012

June 2012 non-performing assets decline by 25% versus first quarter 2012

Net income increases by 28% versus 2011

Core deposits increase to 81% of total funding. Demand deposits increase by 9% versus 2011

Net interest margin remains strong at 4.39%. Average cost of funds declines to 0.29% in 2012

Riverhead, New York, July 30, 2012 — Suffolk Bancorp (the “Company”) (NASDAQ - SUBK), parent company of Suffolk County National Bank (the “Bank”), today reported second quarter 2012 net income of $4.2 million, or $0.43 per diluted common share, compared to net income of $3.3 million, or $0.34 per diluted common share, a year ago. For the six-month period ended June 30, 2012, the Company recorded net income of $5.4 million, or $0.55 per diluted common share, compared with a net loss of $4.3 million, or ($0.44) per diluted common share, in the June 2011 year-to-date period.

The improvement in second quarter earnings in 2012 was primarily the result of a $5.6 million reduction in the provision for loan losses, which includes a $2.4 million credit to the provision in 2012, and an $891 thousand (5.9%) decrease in total operating expenses. The decrease in the provision for loan losses resulted from a significant reduction in the level of criticized and classified assets in 2012 coupled with continued positive results from ongoing workout and non-performing asset disposition activities. Partially offsetting the foregoing improvements was a $3.0 million (16.8%) contraction in net interest income and a $1.7 million (41.5%) decrease in total non-interest income in 2012 versus 2011.

The reduction in operating expenses in 2012 resulted from a non-recurring $1.0 million pre-payment fee incurred on the termination of a Federal Home Loan Bank borrowing during the second quarter of 2011 coupled with a lower level of consulting expenses incurred in 2012. Partially offsetting this improvement was a decrease in non-interest income largely due to a $1.6 million reduction in net gains on the sales of securities available for sale in 2012. The reduction in net interest income resulted from a lower level of average interest-earning assets, primarily loans, coupled with a narrowing of the net interest margin in 2012 when compared to the same period a year ago. The decrease in the net interest margin was due to the continued low level of interest rates, a shift in the Company’s balance sheet mix from loans into lower-yielding overnight interest-bearing deposits, due principally to ongoing loan workout activity, and the level of non-accrual loans still present in 2012.

Commenting on the second quarter results, President and CEO Howard C. Bluver stated, “I am extremely pleased with the progress we made during the second quarter in cleaning up our balance sheet. As I have stated in the past, among my highest priorities upon being appointed CEO seven months ago was to recruit a top notch executive management team and to implement aggressive credit remediation steps. With the new executive team fully in place, we were able to make significant progress this quarter in reducing our levels of both non-performing loans and our criticized and classified loan book.

I note in this regard that total non-performing assets were reduced by 25% from $85 million at March 31, 2012 to $64 million at the end of the second quarter. This reduction results from loans that were sold in the quarter, and still includes $7.5 million in non-performing loans that were reclassified as held-for-sale that are subject to a definitive sales agreement with an anticipated August 2012 closing. These positive results were achieved via very focused and aggressive workout activities, including working with existing borrowers where warranted, and selling or contracting to sell loans either individually or in bulk on attractive terms. During the quarter, we sold or transferred loans to held-for-sale at an aggregate price of 77% of book value, resulting in a $7.0 million charge to the allowance for loan losses. Similarly, we were able to achieve accelerated improvement in our total criticized and classified loan levels during the quarter, from $247 million at the end of the first quarter 2012 to $175 million at June 30, 2012.

I am very pleased that we were able to execute these improvements in our key credit metrics while maintaining both strong capital ratios and a healthy allowance for loan losses. With our critical staff complete and in place, we will continue to implement aggressive credit remediation strategies throughout 2012, and expect to see additional improvements in our key credit metrics as the year moves on.

PRESS RELEASE July 30, 2012 Page 2 of 7

I also want to emphasize that our core deposit franchise continues to be among the best in the region and performed very well in the second quarter. Over 80% of our total deposits are in low cost, stable core deposit products, including over 40% in demand deposit accounts. This product mix continues to be a primary strength of our Company, and resulted in a total cost of funds of approximately 29 basis points during the second quarter and a net interest margin of 4.39%. As we continue our aggressive efforts to put the legacy asset issues behind us, we will never lose sight of the fact that our core deposit franchise is the single most important competitive advantage we have.

Once we have completed the work of cleaning up our balance sheet, I believe that our strong management team, superior deposit franchise and attractive market area will yield improved financial results in the coming quarters.”

Performance Highlights

•

Asset Quality – Total non-accrual loans, excluding loans categorized as held-for-sale, decreased to $54 million or 6.38% of loans outstanding at June 30, 2012 versus $81 million or 8.33% of loans outstanding at December 31, 2011 and $59 million or 5.53% of loans outstanding at June 30, 2011. Total accruing loans delinquent 30 days or more amounted to 1.62% of loans outstanding at June 30, 2012 versus 3.56% of loans outstanding at December 31, 2011 and 3.85% of loans outstanding at June 30, 2011. Net loan charge-offs of $8.4 million, including $7.0 million related to loans sold and transferred to held-for-sale during the quarter, were recorded in the second quarter of 2012 versus net recoveries of $50 thousand in the first quarter of 2012 and net charge-offs of $845 thousand in the second quarter of 2011. The allowance for loan losses totaled $29.2 million at June 30, 2012, $40.0 million at December 31, 2011 and $49.9 million at June 30, 2011, representing 3.45%, 4.12% and 4.71% of total loans, respectively, at such dates. The allowance for loan losses as a percentage of non-accrual loans, excluding non-accrual loans categorized as held-for-sale, was 54%, 49% and 85% at June 30, 2012, December 31, 2011 and June 30, 2011, respectively. The Company held other real estate owned of $2 million at June 30, 2012, December 31, 2011 and June 30, 2011.

•

Core Deposits – Core deposits, consisting of demand, N.O.W., savings and money market accounts, totaled $1.1 billion at June 30, 2012, December 31, 2011 and June 30, 2011. Core deposits represented 81% of total deposits at June 30, 2012 and December 31, 2011 and 79% of total deposits at June 30, 2011. Demand deposits increased by 8.4% to $570 million at June 30, 2012 versus $525 million at December 31, 2011 and by 8.7% from $524 million at June 30, 2011. Demand deposits represented 41% of total deposits at June 30, 2012, 40% at December 31, 2011 and 37% at June 30, 2011.

•

Capital – The Company’s Tier I Leverage ratio was 8.89% at June 30, 2012 versus 8.85% at December 31, 2011 and 8.03% at June 30, 2011. The Company’s Total Risk-Based Capital ratio was 15.59% at June 30, 2012 versus 14.26% at December 31, 2011 and 12.95% at June 30, 2011. The Company’s Tangible Common Equity ratio (non-GAAP financial measure) was 8.78% at June 30, 2012 versus 9.05% at December 31, 2011 and 8.43% at June 30, 2011.

•	Loans – Loans outstanding at June 30, 2012 declined by 12.5% to $848 million when compared to December 31, 2011 and by 19.9% from June 30, 2011.

•	Net Interest Margin – Net interest margin was 4.39% in the second quarter of 2012 versus 4.24% in the first quarter of 2012 and 4.87% in the second quarter of 2011.

•

Performance Ratios – Return on average assets and return on average common stockholders’ equity were 1.10% and 12.39%, respectively, for the second quarter of 2012 and 0.31% and 3.44%, respectively, for the first quarter of 2012. For the second quarter of 2011, return on average assets and return on average common stockholders’ equity were 0.80% and 9.92%, respectively.

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through the Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Bank has 30 offices in Suffolk County, New York. For more information about the Bank and its products and services, please visit www.scnb.com.

PRESS RELEASE July 30, 2012 Page 3 of 7

Non-GAAP Disclosure

This press release includes a non-GAAP financial measure of the Company’s tangible common equity ratio. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed by generally accepted accounting principles in the United States (GAAP). The Company believes that this non-GAAP financial measure provides both management and investors a more complete understanding of the underlying operational results and trends and the Company’s marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP.

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995

This press release includes statements which look to the future. These can include remarks about the Company, the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified and are beyond the Company’s control and are subject to a variety of uncertainties that could cause future results to vary materially from the Company’s historical performance, or from current expectations. These remarks may be identified by such forward-looking statements as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Factors that could affect the Company include particularly, but are not limited to: a failure by the Company to meet the deadlines under SEC rules for filing its periodic reports (or any permitted extension thereof); changes in interest rates; increases or decreases in retail and commercial economic activity in the Company’s market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; results of regulatory examinations; any failure by the Company to comply with our written agreement with the OCC (the “Agreement”) or the individual minimum capital ratios for the Bank established by the OCC; the cost of compliance with the Agreement; any failure by the Company to maintain effective internal controls over financial reporting; larger-than-expected losses from the sale of assets; potential litigation or regulatory action relating to the matters resulting in the Company’s failure to file on time its Quarterly Report on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011 or resulting from the revisions to earnings previously announced on April 12, 2011 or the restatement of its financial statements for the quarterly period ended September 30, 2010 and year ended December 31, 2010; and the potential that net charge-offs are higher than expected or for further increases in our provision for loan losses. Further, it could take the Company longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require the Company to change its practices in ways that materially change the results of operations. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

Financial Highlights Follow

PRESS RELEASE July 30, 2012 Page 4 of 7

CONSOLIDATED STATEMENTS OF CONDITION

(unaudited, in thousands of dollars except for share data)

	June 30,	December 31,	June 30,
	2012	2011	2011
ASSETS
Cash and Cash Equivalents
Non-interest Bearing Deposits	$65,407	$73,651	$37,364
Interest Bearing Deposits	278,531	98,908	127,842
Federal Funds Sold	1,150	—	—

Total Cash and Cash Equivalents	345,088	172,559	165,206
Federal Reserve Bank, Federal Home Loan Bank and Other Stock	2,376	2,536	2,536
Investment Securities:
Available for Sale, at Fair Value	307,719	299,204	321,890
Held to Maturity (Fair Value of $8,920, $10,241 and $10,479, respectively)	8,095	9,315	9,603

Total Investment Securities	315,814	308,519	331,493

Loans, Net of Unearned Discount	848,225	969,654	1,059,256
Allowance for Loan Losses	29,227	39,958	49,911

Net Loans	818,998	929,696	1,009,345

Loans Held-for-Sale	7,500	—	—
Premises and Equipment, Net	27,743	27,984	24,982
Deferred Taxes	16,916	18,465	21,740
Income Tax Receivable	6,760	5,421	1,091
Other Real Estate Owned, Net	2,172	1,800	1,800
Accrued Interest and Loan Fees Receivable	5,256	6,885	6,696
Prepaid FDIC Assessment	1,046	1,843	2,844
Goodwill and Other Intangibles	2,438	2,437	2,472
Other Assets	6,295	6,082	6,026

TOTAL ASSETS	$1,558,402	$1,484,227	$1,576,231

LIABILITIES & STOCKHOLDERS’ EQUITY
Demand Deposits	$569,742	$525,379	$524,368
Saving, N.O.W. & Money Market Deposits	551,822	531,544	600,320
Time Certificates of $100,000 or More	176,253	168,140	202,782
Other Time Deposits	83,949	86,809	87,738

Total Deposits	1,381,766	1,311,872	1,415,208
Unfunded Pension Liability	20,286	18,212	11,322
Capital Leases	4,726	4,737	2,804
Accrued Interest Payable	325	348	410
Other Liabilities	12,195	12,498	11,371

TOTAL LIABILITIES	1,419,298	1,347,667	1,441,115

STOCKHOLDERS’ EQUITY
Common Stock (par value $2.50; 15,000,000 shares authorized; 9,726,814, 9,726,814 and 9,727,031 shares outstanding at June 30, 2012, December 31, 2011 and June 30, 2011, respectively)	34,330	34,330	34,331
Surplus	24,101	24,010	24,013
Retained Earnings	96,671	91,303	87,077
Treasury Stock at Par (4,005,270 shares)	(10,013)	(10,013)	(10,013)
Accumulated Other Comprehensive Loss, Net of Tax	(5,985)	(3,070)	(292)

TOTAL STOCKHOLDERS’ EQUITY	139,104	136,560	135,116

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,558,402	$1,484,227	$1,576,231

PRESS RELEASE July 30, 2012 Page 5 of 7

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands of dollars except for share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
INTEREST INCOME
Loans and Loan Fees	$12,927	$15,940	$25,321	$32,388
United States Treasury Securities	—	25	—	95
Obligations of States & Political Subdivisions	1,526	1,877	3,052	3,788
Collateralized Mortgage Obligations	1,199	1,502	2,393	3,130
Mortgage-Backed Securities	19	8	26	16
U.S. Government Agency Obligations	4	139	4	293
Corporate Bonds	16	—	16	—
Federal Funds Sold & Interest Due from Banks	137	45	214	61
Dividends	17	60	63	144

Total Interest Income	15,845	19,596	31,089	39,915

INTEREST EXPENSE
Saving, N.O.W. & Money Market Deposits	303	549	620	1,183
Time Certificates of $100,000 or more	406	523	845	1,105
Other Time Deposits	258	321	538	678
Interest on Borrowings	—	315	—	654

Total Interest Expense	967	1,708	2,003	3,620

Net Interest Income	14,878	17,888	29,086	36,295
(Credit) Provision for Loan Losses	(2,400)	3,217	(2,400)	23,188

Net Interest Income After (Credit) Provision for Loan Losses	17,278	14,671	31,486	13,107

NON-INTEREST INCOME
Service Charges on Deposit Accounts	1,000	1,006	1,950	2,011
Other Service Charges, Commissions & Fees	846	976	1,596	1,643
Fiduciary Fees	208	206	409	431
Net Gain (Loss) on Sale of Securities Available for Sale	2	1,645	(2)	1,645
Other Operating Income	345	270	703	594

Total Non-Interest Income	2,401	4,103	4,656	6,324

OPERATING EXPENSES
Total Employee Compensation	8,875	7,772	17,459	15,317
Net Occupancy Expense	1,276	1,422	2,730	2,956
Equipment Expense	491	463	1,003	945
Outside Services	1,047	1,400	2,193	2,288
FDIC Assessments	478	855	548	1,986
OREO Expense	12	(29)	59	111
Prepayment Fee on Borrowing	—	1,028	—	1,028
Other Operating Expense	1,960	2,119	4,752	4,172

Total Operating Expenses	14,139	15,030	28,744	28,803

Income (Loss) Before Income Tax Expense (Benefit)	5,540	3,744	7,398	(9,372)
Income Tax Expense (Benefit)	1,340	474	2,030	(5,068)

NET INCOME (LOSS)	$4,200	$3,270	$5,368	$(4,304)

Average: Common Shares Outstanding	9,726,814	9,723,360	9,726,814	9,714,672
Dilutive Stock Options	—	—	—	—

Average Total	9,726,814	9,723,360	9,726,814	9,714,672

EARNINGS (LOSS) PER COMMON SHARE Basic	$0.43	$0.34	$0.55	$(0.44)
Diluted	$0.43	$0.34	$0.55	$(0.44)

PRESS RELEASE July 30, 2012 Page 6 of 7

STATISTICAL SUMMARY

(unaudited, in thousands of dollars except for share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
EARNINGS:

Earnings (Loss) Per Common Share - Diluted	$0.43	$0.34	$0.55	$(0.44)
Cash Dividends Per Common Share	—	—	—	—
Net Income (Loss)	4,200	3,270	5,368	(4,304)
Net Interest Income	14,878	17,888	29,086	36,295

AVERAGE BALANCES:

Total Assets	$1,534,720	$1,629,490	$1,514,168	$1,646,784
Loans - Net of Unearned Discount	902,864	1,080,789	926,933	1,097,209
Investment Securities	302,868	401,341	311,096	404,235
Interest-Earning Assets	1,436,641	1,553,655	1,425,533	1,554,485
Demand Deposits	543,745	516,008	528,611	504,879
Total Deposits	1,353,724	1,421,090	1,334,034	1,420,880
Borrowings	233	38,222	117	40,729
Stockholders’ Equity	136,344	132,152	136,400	134,418

FINANCIAL PERFORMANCE RATIOS:

Return on Average Assets	1.10%	0.80%	0.71%	(0.53%)
Return on Average Stockholders’ Equity	12.39%	9.92%	7.91%	(6.46%)
Average Stockholders’ Equity/Average Assets	8.88%	8.11%	9.01%	8.16%
Average Loans/Average Deposits	66.69%	76.05%	69.48%	77.22%
Net Interest Margin (FTE)	4.39%	4.87%	4.33%	4.96%
Operating Efficiency Ratio	78.25%	70.49%	81.36%	67.07%

CAPITAL RATIOS (1):

Tier 1 Leverage Ratio	8.89%	8.03%	8.89%	8.03%
Tier 1 Risk-Based Capital Ratio	14.32%	11.66%	14.32%	11.66%
Total Risk-Based Capital Ratio	15.59%	12.95%	15.59%	12.95%
Tangible Common Equity Ratio (2)	8.78%	8.43%	8.78%	8.43%

(1)	At end of period.
(2)	The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing total common stockholders’ equity by total assets, after reducing both amounts by intangible assets. The TCE ratio is not required by GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. With respect to the calculation of the actual unaudited TCE ratio as of June 30, 2012, reconciliations of tangible common equity to GAAP total common stockholders’ equity and tangible assets to GAAP total assets are set forth below:

Total stockholders’ equity	$139,104	Total assets	$1,558,402
Less: intangible assets	2,438	Less: intangible assets	2,438

Tangible common equity	$136,666	Tangible assets	$1,555,964

PRESS RELEASE July 30, 2012 Page 7 of 7

STATISTICAL SUMMARY

(continued)

(unaudited, in thousands of dollars except for share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
ASSET QUALITY:

Net Charge-offs	$8,382	$845	$8,332	$1,696
Net Charge-offs/Average Loans (annualized)	3.73%	0.31%	1.81%	0.31%

at end of period:
Non-accrual Loans	$54,079	$58,599	$54,079	$58,599
Non-accrual Loans Held-for-Sale	7,500	—	7,500	—
Loans 90 Days Past Due and Still Accruing	—	—	—	—
Foreclosed Real Estate (“OREO”)	2,172	1,800	2,172	1,800

Total Non-performing Assets	$63,751	$60,399	$63,751	$60,399

Allowance/Non-accrual Loans (3)	54.05%	85.17%	54.05%	85.17%
Allowance/Total Loans (3)	3.45%	4.71%	3.45%	4.71%

EQUITY:

at end of period:
Common Shares Outstanding	9,726,814	9,727,031	9,726,814	9,727,031
Stockholders’ Equity	$139,104	$135,116	$139,104	$135,116
Book Value Per Common Share	14.30	13.89	14.30	13.89
Tangible Common Equity	136,666	132,644	136,666	132,644
Tangible Book Value Per Common Share	14.05	13.64	14.05	13.64

LOAN DISTRIBUTION (3):

at end of period:
Commercial, Financial & Agricultural Loans	$200,094	$239,432	$200,094	$239,432
Commercial Real Estate Mortgages	364,316	436,511	364,316	436,511
Real Estate - Construction Loans	43,632	68,148	43,632	68,148
Residential Mortgages (1st and 2nd Liens)	146,642	175,389	146,642	175,389
Home Equity Loans	75,223	81,824	75,223	81,824
Consumer & Other Loans	18,318	57,952	18,318	57,952

Total Loans - Net of Unearned Discount	$848,225	$1,059,256	$848,225	$1,059,256

(3)	Excluding loans held-for-sale.